

AFC 6335

Alliance Financial Corporation

INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 019205 10 3

THIS CERTIFIES THAT

SPECIMEN

is the owner of

CERTIFICATE OF STOCK

shares of the Common Stock of the par value of One Dollar each, of ALLIANCE FINANCIAL CORPORATION hereinafter called the corporation transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile signatures of its duly authorized officers and the facsimile seal of the corporation hereunto affixed.

Dated:

TREASURER

ALLIANCE FINANCIAL CORPORATION
SYRACUSE
ONONDAGA CO.
NY

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
(NEW YORK, N.Y.)
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED SIGNATURE